Exhibit 99.1

Concrete Pumping Holdings Reports Second Quarter Fiscal Year 2025 Results

- Announces $15 Million Increase to Share Repurchase Plan -

DENVER, CO – June 5, 2025 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the "Company" or "CPH"), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the second quarter ended April 30, 2025.

Second Quarter Fiscal Year 2025 Summary vs. Second Quarter of Fiscal Year 2024 (where applicable)

●	Revenue of $94.0 million compared to $107.1 million.
●	Gross profit of $36.2 million compared to $41.8 million.
●	Income from operations of $8.3 million compared to $12.1 million.
●	Net loss of $0.0 million compared to net income of $3.0 million.
●	Net loss attributable to common shareholders was $0.4 million, or $(0.01) per diluted share, compared to net income of $2.6 million, or $0.05 per diluted share.
●	Adjusted EBITDA[1] of $22.5 million compared to $27.5 million, with Adjusted EBITDA margin[1] of 23.9% compared to 25.7%
●	Amounts outstanding under debt agreements were $425.0 million with net debt[1] of $387.2 million. Total available liquidity at quarter end was $352.5 million compared to $216.9 million one year ago.
●	Leverage ratio[1] at quarter end of 3.7x.

Management Commentary

"In the second quarter, we continued to navigate a challenging construction environment, marked by persistent macroeconomic headwinds and regional weather disruptions," said CPH CEO Bruce Young. "Despite these pressures, we delivered solid results by remaining focused on cost discipline, fleet optimization, and strategic pricing across our businesses."

"Our U.S. Concrete Waste Management segment once again delivered strong growth, highlighting both the appeal of our unique offering and the rising demand for sustainable jobsite solutions. Although our U.S. Concrete Pumping segment remains affected by weakness in commercial construction and, more recently, by emerging challenges in residential construction, the infrastructure market has remained resilient, helping to partially offset broader market pressures and support the segment’s performance."

"We remain committed to generating strong free cash flow, deleveraging the balance sheet, and pursuing disciplined, strategic M&A that complements our core capabilities and geographic footprint. These priorities position us well for long-term value creation. While the near-term demand backdrop remains challenged, we are confident that our leadership position, operational discipline, and breadth of service offerings will allow us to capitalize on the eventual recovery in commercial construction activities."

1 Adjusted EBITDA, Adjusted EBITDA margin, net debt and leverage ratio are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). See "Non-GAAP Financial Measures" below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

Second Quarter Fiscal Year 2025 Financial Results

Revenue in the second quarter of fiscal year 2025 was $94.0 million compared to $107.1 million in the second quarter of fiscal year 2024. The decrease was primarily attributable to a continued slowdown from deferrals in commercial construction work and emerging challenges in residential work, mostly due to high interest rates, uncertainty around extensions of U.S. tax policy and adverse weather events in the months of February and April. Further, while the Company has not been directly impacted by tariffs, the added uncertainty surrounding tariffs has contributed to the deferral of certain commercial construction projects.

Gross profit in the second quarter of fiscal year 2025 was $36.2 million compared to $41.8 million in the prior year quarter. Gross margin declined 50 basis points to 38.5% compared to 39.0% in the prior year quarter.

General and administrative expenses ("G&A") in the second quarter declined 6% to $27.9 million compared to $29.7 million in the prior year quarter primarily due to lower labor costs of approximately $1.3 million and non-cash decreases in amortization expense of $0.8 million. As a percentage of revenue, G&A costs were 29.7% in the second quarter compared to 27.7% in the prior year quarter.

Net loss in the second quarter of fiscal year 2025 was $0.0 million compared to net income of $3.0 million in the prior year quarter. Net loss attributable to common shareholders in the second quarter of fiscal year 2025 was $0.4 million, or $(0.01) per diluted share, compared to net income of $2.6 million, or $0.05 per diluted share, in the prior year quarter.

Adjusted EBITDA in the second quarter of fiscal year 2025 was $22.5 million compared to $27.5 million in the prior year quarter. Adjusted EBITDA margin was 23.9% compared to 25.7% in the prior year quarter.

Liquidity

On April 30, 2025, the Company had debt outstanding of $425.0 million, net debt of $387.2 million and total available liquidity of $352.5 million.

Segment Results

U.S. Concrete Pumping. Revenue in the second quarter of fiscal year 2025 was $62.1 million compared to $74.6 million in the prior year quarter. The decline was driven by  a continued slowdown from deferrals in commercial construction work and emerging challenges in residential work, mostly due to high interest rates, uncertainty around extensions of U.S. tax policy and adverse weather events in the months of February and April. Further, while the Company has not been directly impacted by tariffs, the added uncertainty surrounding tariffs has contributed to the deferral of certain commercial construction projects. Net loss in the second quarter of fiscal year 2025 was $1.6 million compared to net income of $0.9 million in the prior year quarter. Adjusted EBITDA was $12.7 million in the second quarter of fiscal year 2025 compared to $17.5 million in the prior year quarter. These decreases were largely driven by the decrease in revenue, as discussed above.

U.S. Concrete Waste Management Services. Revenue in the second quarter of fiscal year 2025 increased 7% to $18.1 million compared to $16.9 million in the prior year quarter. The increase was driven by organic growth and pricing improvements. Net income in the second quarter of fiscal year 2025 was $1.2 million compared to net income of $1.1 million in the prior year quarter. Adjusted EBITDA in the second quarter of fiscal year 2025 increased 12% to $6.7 million compared to $5.9 million in the prior year quarter. Increases in both net income and adjusted EBITDA are mostly due to higher revenue and disciplined cost control.

U.K. Operations. Revenue in the second quarter of fiscal year 2025 was $13.8 million compared to $15.5 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was down 13% year-over-year, due to lower volumes caused by a general slowdown in commercial construction work. Net income in the second quarter of fiscal year 2025 was $0.4 million compared to $1.0 million in the prior year quarter. Adjusted EBITDA was $3.2 million in the second quarter of fiscal year 2025 compared to $4.1 million in the prior year quarter. Excluding the impact from foreign currency translation, net income and adjusted EBITDA changes were primarily related to the decrease in revenue.

Fiscal Year 2025 Outlook

The Company now expects fiscal year 2025 revenue to range between $380.0 million to $390.0 million, Adjusted EBITDA to range between $95.0 million to $100.0 million, and free cash flow2 to be approximately $45.0 million. These expectations assume the construction market will not start to meaningfully recover until fiscal year 2026 and that the Company continues to strengthen its organizational infrastructure and invest in its fleet to position the business for growth in fiscal 2026.

2 Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest.

Share Repurchase Program

In June 2025, the board of directors of the Company approved a $15.0 million increase to the Company’s share repurchase program. Including this increase, there have been a total of $50.0 million in authorizations since the inception of the share repurchase program in June 2022. All authorizations are set to expire on December 31, 2026.

During the six months ended April 30, 2025, the Company repurchased 1,311,386 shares for a total of $7.8 million at an average share price of $5.97 per share. Including the new $15.0 million share repurchase authorization approved in June 2025, a total of $24.2 million would have been available for purchase under the Company's repurchase program as of April 30, 2025.

"Today's additional $15.0 million share repurchase authorization reflects our commitment to driving shareholder value," said Bruce Young. "Our disciplined approach to capital allocation, strong free cash flow and consistent operational execution have allowed us to support the growth of our businesses while delivering expected shareholder returns and creating long-term value."

Conference Call

The Company will hold a conference call on Thursday, June 5, 2025, at 5:00 p.m. Eastern time to discuss its second quarter 2025 results.

Date: Thursday, June 5, 2025

Time: 5:00 p.m. Eastern Time (3:00 p.m. Mountain Time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13752905

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group, Inc. at 1-949-574-3860.

The conference call will be broadcast live and is available for replay here https://viavid.webcasts.com/starthere.jsp?ei=1714111&tp_key=af0b6ebb93 as well as the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern Time on the same day through June 12, 2025.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13752905

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of April 30, 2025, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 branch locations across 22 states, concrete pumping services in the U.K. from approximately 35 branch locations, and route-based concrete waste management services from 21 operating locations in the U.S. and one shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," "outlook" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2025 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, changes in foreign trade policies, restrictive monetary policies, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs on our business; adverse and severe weather conditions; the outcome of any legal proceedings, rulings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to identify and complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt, free cash flow and leverage ratio, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

EBITDA is calculated by taking GAAP net income and adding back interest expense and amortization of deferred financing costs net of interest income, income tax expense, and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back loss on debt extinguishment, stock-based compensation, changes in the fair value of warrant liabilities, other expense (income), net, goodwill and intangibles impairment and other adjustments. Other adjustments include non-recurring expenses, non-cash currency gains/losses and transaction expenses. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Transaction expenses can be volatile as they are primarily driven by the size of a specific acquisition. As such, the Company excludes these amounts from Adjusted EBITDA for comparability across periods.

The Company believes these non-GAAP measures of financial results provide useful supplemental information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, and as a supplemental tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and annual financial reports and presentations prepared for management, our board of directors and investors, and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that the Company is obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt as a specified date is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See "Reconciliation of Net Debt" below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

The leverage ratio is defined as the ratio of net debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio measures its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution.

Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income tax expense and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Condensed Consolidated Balance Sheets
	As of April 30,	As of October 31,
(in thousands, except per share amounts)	2025	2024
Current assets:
Cash and cash equivalents	$37,788	$43,041
Receivables, net of allowance for doubtful accounts of $881 and $916, respectively	48,378	56,441
Inventory	6,157	5,922
Prepaid expenses and other current assets	11,231	6,956
Total current assets	103,554	112,360

Property, plant and equipment, net	412,967	415,726
Intangible assets, net	99,793	105,612
Goodwill	223,998	222,996
Right-of-use operating lease assets	24,757	26,179
Other non-current assets	11,437	12,578
Deferred financing costs	2,284	2,539
Total assets	$878,790	$897,990

Current liabilities:
Revolving loan	$-	$20
Operating lease obligations, current portion	4,860	4,817
Accounts payable	12,341	7,668
Accrued payroll and payroll expenses	11,757	14,303
Accrued expenses and other current liabilities	27,069	28,673
Income taxes payable	1,861	850
Total current liabilities	57,888	56,331

Long term debt, net of discount for deferred financing costs	417,346	373,260
Operating lease obligations, non-current	20,418	21,716
Deferred income taxes	84,402	86,647
Other liabilities, non-current	11,891	13,321
Total liabilities	591,945	551,275

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of April 30, 2025 and October 31, 2024	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 52,132,683 and 53,273,644 issued and outstanding as of April 30, 2025 and October 31, 2024, respectively	6	6
Additional paid-in capital	388,737	386,313
Treasury stock	(35,972)	(25,881)
Accumulated other comprehensive income (loss)	3,089	(483)
Accumulated deficit	(94,015)	(38,240)
Total stockholders' equity	261,845	321,715

Total liabilities and stockholders' equity	$878,790	$897,990

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended April 30,		Six Months Ended April 30,
(in thousands, except per share amounts)	2025	2024	2025	2024

Revenue	$93,958	$107,062	$180,404	$204,773
Cost of operations	57,776	65,295	112,987	129,692
Gross profit	36,182	41,767	67,417	75,081
Gross margin	38.5%	39.0%	37.4%	36.7%

General and administrative expenses	27,922	29,712	55,672	61,570
Income from operations	8,260	12,055	11,745	13,511

Interest expense and amortization of deferred financing costs	(8,554)	(6,903)	(14,769)	(13,426)
Loss on extinguishment of debt	-	-	(1,392)	-
Interest income	260	30	673	90
Change in fair value of warrant liabilities	-	-	-	130
Other income (expense), net	28	44	62	84
Income (loss) before income taxes	(6)	5,226	(3,681)	389

Income tax expense (benefit)	(2)	2,180	(1,038)	1,169

Net income (loss)	(4)	3,046	(2,643)	(780)

Less preferred shares dividends	(426)	(430)	(865)	(870)

Loss available to common shareholders	$(430)	$2,616	$(3,508)	$(1,650)

Weighted average common shares outstanding
Basic	52,699	53,430	52,875	53,501
Diluted	52,699	54,380	52,875	53,501

Net income per common share
Basic	$(0.01)	$0.05	$(0.07)	$(0.03)
Diluted	$(0.01)	$0.05	$(0.07)	$(0.03)

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
	For the Six Months Ended April 30,
(in thousands, except per share amounts)	2025	2024

Net loss	$(2,643)	$(780)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash operating lease expense	2,575	2,567
Foreign currency adjustments	(54)	(451)
Depreciation	20,726	20,565
Deferred income taxes	(2,706)	(590)
Amortization of deferred financing costs	896	890
Amortization of intangible assets	6,058	7,771
Stock-based compensation expense	905	1,273
Change in fair value of warrant liabilities	-	(130)
Loss on extinguishment of debt	1,392	-
Net gain on the sale of property, plant and equipment	(188)	(1,147)
Other operating activities	(46)	65
Net changes in operating assets and liabilities:
Receivables	8,407	6,279
Inventory	(130)	612
Other operating assets	(6,297)	(2,420)
Accounts payable	4,296	(1,218)
Other operating liabilities	(2,424)	(3,841)
Net cash provided by operating activities	30,767	29,445

Cash flows from investing activities:
Purchases of property, plant and equipment	(19,491)	(28,817)
Proceeds from sale of property, plant and equipment	3,232	5,236
Net cash used in investing activities	(16,259)	(23,581)

Cash flows from financing activities:
Proceeds on long term debt	425,000	-
Payments on long term debt	(375,000)	-
Proceeds on revolving loan	124,474	167,611
Payments on revolving loan	(124,494)	(170,138)
Dividends paid	(53,132)
Payment of debt issuance costs	(8,153)	-
Purchase of treasury stock	(8,508)	(3,017)
Other financing activities	(136)	1,409
Net cash used in financing activities	(19,949)	(4,135)
Effect of foreign currency exchange rate changes on cash	188	366
Net increase (decrease) in cash and cash equivalents	(5,253)	2,095
Cash and cash equivalents:
Beginning of period	43,041	15,861
End of period	$37,788	$17,956

Concrete Pumping Holdings, Inc.
Segment Revenue
	Three Months Ended April 30,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	62,109	$74,617	$(12,508)	(16.8)%
U.S. Concrete Waste Management Services(1)	18,057	16,898	1,159	6.9%
U.K. Operations	13,792	15,547	(1,755)	(11.3)%
Total revenue	$93,958	$107,062	$(13,104)	(12.2)%

(1) For the three months ended April 30, 2025 and 2024, intersegment revenue of $0.1 million is excluded.

	Six Months Ended April 30,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$119,022	$141,300	$(22,278)	(15.8)%
U.S. Concrete Waste Management Services(1)	34,750	32,518	2,232	6.9%
U.K. Operations	26,632	30,955	(4,323)	(14.0)%
Total revenue	$180,404	$204,773	$(24,369)	(11.9)%

(1) For the six months ended April 30, 2025 and 2024, intersegment revenue of $0.2 million is excluded.

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

During the first quarter of fiscal year 2025, the Company updated its methodology in which the Company allocates its corporate costs to better align with the manner in which the Company now allocates resources and measures performance. As a result, segment results for prior periods have been reclassified to conform to the current period presentation.

	Three Months Ended April 30, 2024		Six Months Ended April 30, 2024
(in thousands)	U.S. Concrete Pumping	U.S. Concrete Waste Management Services	U.S. Concrete Pumping	U.S. Concrete Waste Management Services
As Previously Reported
Net income (loss)	$(999)	$3,001	$(7,843)	$5,406
Interest expense and amortization of deferred financing costs, net of interest income	6,193	-	11,947	-
EBITDA	15,979	6,188	23,016	11,568
Stock-based compensation	737	-	1,273	-
Other expense (income), net	(7)	-	(27)	(7)
Other Adjustments	514	-	3,668	-
Adjusted EBITDA	17,223	6,188	27,930	11,561

Recast Adjustment
Net income (loss)	$1,936	$(1,936)	$5,578	$(5,578)
Interest expense and amortization of deferred financing costs, net of interest income	(1,566)	1,566	(3,323)	3,323
EBITDA	370	(370)	2,255	(2,255)
Stock-based compensation	(189)	189	(350)	350
Other expense (income), net	-	-	3	(3)
Other Adjustments	67	(67)	(774)	774
Adjusted EBITDA	248	(248)	1,134	(1,134)

Current Report As Recast
Net income (loss)	$937	$1,065	$(2,265)	$(172)
Interest expense and amortization of deferred financing costs, net of interest income	4,627	1,566	8,624	3,323
EBITDA	16,349	5,818	25,271	9,313
Stock-based compensation	548	189	923	350
Other expense (income), net	(7)	-	(24)	(10)
Other Adjustments	581	(67)	2,894	774
Adjusted EBITDA	17,471	5,940	29,064	10,427

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss) Continued

	Net Income (Loss)
	Three Months Ended April 30		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$(1,601)	$937	$(2,538)	*
U.S. Concrete Waste Management Services	1,202	1,065	137	(12.9)%
U.K. Operations	395	1,044	(649)	(62.2)%
Total	$(4)	$3,046	$(3,050)	(100.1)%
*Change is not meaningful

	Adjusted EBITDA
	Three Months Ended April 30		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$12,663	$17,471	$(4,808)	(27.5)%
U.S. Concrete Waste Management Services	6,655	5,940	715	12.0%
U.K. Operations	3,179	4,137	(958)	(23.2)%
Total	$22,497	$27,548	$(5,051)	(18.3)%

	Net Income (Loss)
	Six Months Ended April 30		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$(4,681)	$(2,265)	$(2,416)	(106.7)%
U.S. Concrete Waste Management Services	1,426	(172)	1,598	*
U.K. Operations	612	1,527	(915)	(59.9)%
Other	-	130	(130)	*
Total	$(2,643)	$(780)	$(1,863)	(238.8)%
*Change is not meaningful

	Adjusted EBITDA
	Six Months Ended April 30		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$21,800	$29,064	$(7,264)	(25.0)%
U.S. Concrete Waste Management Services	11,701	10,427	1,274	12.2%
U.K. Operations	6,007	7,339	(1,332)	(18.1)%
Total	$39,508	$46,830	$(7,322)	(15.6)%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings (Loss) Per Diluted Share

Q1 2024	$98	$(4)	$19	$17	$3	$(0.08)
Q2 2024	$107	$3	$28	$7	$21	$0.05
Q3 2024	$110	$8	$32	$6	$26	$0.13
Q4 2024	$111	$9	$34	$2	$32	$0.16
Q1 2025	$86	$(3)	$17	$4	$13	$(0.06)
Q2 2025	$94	$-	$22	$12	$10	$(0.01)

[1]Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

[2]Information on M&A or growth investments included in net capital expenditures have been included for relevant quarters below:
*Q1 2024 capex includes approximately $5 million growth investment.
*Q2 2024 capex includes approximately $1 million M&A and $3 million growth investment.
*Q3 2024 capex includes approximately $4 million growth investment.
*Q4 2024 capex includes approximately $3 million growth investment.
*Q1 2025 capex includes approximately $2 million growth investment.
*Q2 2025 capex includes approximately $2 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income to Reported EBITDA to Adjusted EBITDA

	Three Months Ended April 30,		Six Months Ended April 30,
(dollars in thousands)	2025	2024	2025	2024
Consolidated
Net income (loss)	$(4)	$3,046	$(2,643)	$(780)
Interest expense and amortization of deferred financing costs, net of interest income	8,294	6,873	14,096	13,336
Income tax expense (benefit)	(2)	2,180	(1,038)	1,169
Depreciation and amortization	13,584	14,239	26,784	28,337
EBITDA	21,872	26,338	37,199	42,062
Loss on debt extinguishment	-	-	1,392	-
Stock based compensation	538	737	905	1,273
Change in fair value of warrant liabilities	-	-	-	(130)
Other expense (income), net	(28)	(44)	(62)	(84)
Other adjustments(1)	115	517	74	3,709
Adjusted EBITDA	$22,497	$27,548	$39,508	$46,830

U.S. Concrete Pumping
Net income (loss)	$(1,601)	$937	$(4,681)	$(2,265)
Interest expense and amortization of deferred financing costs, net of interest income	5,211	4,627	8,522	8,624
Income tax expense (benefit)	(482)	515	(1,662)	(1,588)
Depreciation and amortization	9,006	10,270	18,081	20,500
EBITDA	12,134	16,349	20,260	25,271
Loss on debt extinguishment	-	-	862	-
Stock based compensation	371	548	609	923
Other expense (income), net	(4)	(7)	(18)	(24)
Other adjustments(1)	162	581	87	2,894
Adjusted EBITDA	$12,663	$17,471	$21,800	$29,064

U.S. Concrete Waste Management Services
Net income (loss)	$1,202	$1,065	$1,426	$(172)
Interest expense and amortization of deferred financing costs, net of interest income	2,369	1,566	4,141	3,323
Income tax expense	332	1,067	415	1,982
Depreciation and amortization	2,651	2,120	4,927	4,180
EBITDA	6,554	5,818	10,909	9,313
Loss on debt extinguishment	-	-	530	-
Stock based compensation	167	189	296	350
Other expense (income), net	(12)	-	(14)	(10)
Other adjustments	(54)	(67)	(20)	774
Adjusted EBITDA	$6,655	$5,940	$11,701	$10,427

(1) Other adjustments include the adjustment for non-recurring expenses and non-cash currency gains/losses. For the six months ended April 30, 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.

	Three Months Ended April 30,		Six Months Ended April 30,
(dollars in thousands)	2025	2024	2025	2024
U.K. Operations
Net income	$395	$1,044	$612	$1,527
Interest expense, net	714	680	1,433	1,389
Income tax expense	148	598	209	775
Depreciation and amortization	1,927	1,849	3,776	3,657
EBITDA	3,184	4,171	6,030	7,348
Other expense (income), net	(12)	(37)	(30)	(50)
Other adjustments	7	3	7	41
Adjusted EBITDA	$3,179	$4,137	$6,007	$7,339

Other
Net income	$-	$-	$-	$130
EBITDA	-	-	-	130
Change in fair value of warrant liabilities	-	-	-	(130)
Adjusted EBITDA	$-	$-	$-	$-

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	April 30,	July 31,	October 31,	January 31,	April 30,
(in thousands)	2024	2024	2024	2025	2025
Senior Notes	375,000	375,000	375,000	425,000	425,000
Revolving loan draws outstanding	16,428	-	20	-	-
Less: Cash	(17,956)	(26,333)	(43,041)	(85,132)	(37,788)
Net debt	$373,472	$348,667	$331,979	$339,868	$387,212

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025
Consolidated
Net income (loss)	$(3,826)	$3,046	$7,560	$9,427	$(2,639)	$(4)
Interest expense and amortization of deferred financing costs	6,463	6,873	6,261	5,976	5,802	8,294
Income tax expense (benefit)	(1,011)	2,180	3,081	3,854	(1,036)	(2)
Depreciation and amortization	14,097	14,239	14,491	14,283	13,200	13,584
EBITDA	15,723	26,338	31,393	33,540	15,327	21,872
Transaction expenses	-	-	-	-	-	-
Loss on debt extinguishment	-	-	-	-	1,392	-
Stock based compensation	536	737	644	477	367	538
Change in fair value of warrant liabilities	(130)	-	-	-	-	-
Other expense (income), net	(39)	(44)	(276)	(47)	(34)	(28)
Other adjustments(1)	3,191	517	(123)	(290)	(41)	115
Adjusted EBITDA	$19,281	$27,548	$31,638	$33,680	$17,011	$22,497

(1) Other adjustments include the adjustment for non-recurring expenses and non-cash currency gains/losses. For the first quarter of fiscal year 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.